EXHIBIT 99.2

FOR IMMEDIATE RELEASE

PAXSON COMMUNICATIONS APPOINTS
BRANDON BURGESS CHIEF EXECUTIVE OFFICER

-Lowell W. Paxson Becomes Chairman Emeritus-

(West Palm Beach, FL – November 7, 2005) – Paxson Communications Corporation (AMEX: PAX) (the “Company”) today announced that its Board of Directors has appointed R. Brandon Burgess Chief Executive Officer and a director of the Company. Mr. Burgess most recently served as Executive Vice President, Business Development & International Channels for NBC Universal, and will assume the responsibilities of Chief Executive Officer of the Company on November 10, 2005. He succeeds Lowell W. Paxson, who resigned as Chairman and Chief Executive Officer and was named Chairman Emeritus. The Board of Directors also appointed W. Lawrence Patrick, a director since March 2005, as Chairman of the Board.

“This is a unique opportunity, and I am very energized by the prospects of working with the Paxson team,” said Mr. Burgess. “Paxson is the only broadcaster that reaches over 60% of U.S. homes through its own station group and over 83% with additional distribution through its cable and satellite platforms. Content producers and distributors are increasingly interested in capitalizing on our daily reach of over 91 million U.S. households for new and innovative programming ideas and realizing the distinct value we offer in localizing content in 40 of the top 50 markets where we own stations.”

“We are fortunate and pleased to have someone of Brandon’s caliber to help take the Company to the next level and drive further value for all our stakeholders,” said Mr. Patrick. “On behalf of my fellow directors and the Company’s employees, I also want to express our gratitude to Bud Paxson for all he has done for our company. Bud has blazed new trails in media and entertainment, and his stewardship and vision have enabled the Company to develop solid underlying value, talented human capital and exciting potential.”

Mr. Burgess brings to the Company an expansive strategic and operational understanding of the television media landscape, as well as an accomplished track record. He most recently served as Executive Vice President, Business Development & International Channels for NBC Universal, where he was credited with a series of strategic moves that developed the NBC broadcast network into the integrated global multimedia portfolio NBC Universal is today. Burgess was instrumental to the recent merger of NBC and Universal Entertainment and to the restructuring of Rainbow Media, giving NBC its first entertainment cable channel, Bravo. Burgess’ credentials also include extensive work in broadcasting, having played a central role in expanding NBC’s owned-and-operated stations group from 13 to 30 stations. He also planned and co-led the launch of the first U.S. nationwide digital multicast broadcast network in a joint venture he arranged between NBC and its broadcast affiliates. Prior to joining NBC, Mr. Burgess worked in corporate strategic planning at PepsiCo in New York and investment banking at Goldman Sachs in Europe. He holds an MBA from the Wharton School in Philadelphia and an undergraduate degree in international business from the European Business School.

Lowell “Bud” Paxson is an award-winning media industry pioneer whose broadcast career spans more than 48 years. In 1991, Mr. Paxson founded Paxson Communications Corporation, which under his leadership, has grown to become the owner and operator of the nation’s largest broadcast television station group. Among his many honors, Mr. Paxson was inducted into the Broadcasting & Cable Hall of Fame in 2002 and was the recipient of the “Sonny” award by the Broadcasters’ Foundation and the Touchdown Club of America. Mr. Paxson is also the creator, co-founder and President Emeritus of the Home Shopping Network as well as the creator and co-founder of Christian Network, Inc.

The Company also announced today that it has retained an executive search firm to help it recruit up to four additional qualified independent director candidates with the objective of increasing the size of the Board from five to up to nine members.

The Company also announced that it has entered into a new three-year employment agreement with Dean M. Goodman, who remains the Company’s President and Chief Operating Officer. Responsible for overseeing the Company’s operations as well as legislative and government relations, Mr. Goodman was instrumental in the development and execution of the Company’s plan to maximize its penetration in the television broadcast universe through the acquisition of full-power television stations across the country. Prior to joining the Company in 1993, he served as Executive Vice President for Gilmore Broadcasting’s Radio and Television Group and as Executive Vice President of Southwest Broadcasting Group, Inc. He is currently a member of the board for the National Association of Broadcasters (NAB), for which he has also previously served on the executive committee.

About Paxson Communications Corporation
Paxson Communications Corporation owns and operates the nation’s largest broadcast television station group. Paxson reaches 83% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit Paxson’s website at www.paxson.com

Note: Paxson distribution data provided by Nielsen Media Research.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. All statements herein that address activities, events or developments that Paxson Communications Corporation expects or anticipates will or may occur in the future, including its estimates of financial performance and such.

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Media Contact:
Leslie Monreal
(561) 682-4134

Investor Contact:
Richard Garcia
(561) 682-4209